UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2025

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Sixth Amendment to Revenue Interest Financing Agreement

As previously disclosed, on January 9, 2023, Liquidia Technologies, Inc., a Delaware corporation (“Liquidia Technologies”) and a wholly owned subsidiary of Liquidia Corporation (the “Company”), entered into a Revenue Interest Financing Agreement with HealthCare Royalty Partners IV, L.P. (“HCR”), as amended by that certain First Amendment to Revenue Interest Financing Agreement, dated April 17, 2023, as amended by that certain Second Amendment to Revenue Interest Financing Agreement, dated June 28, 2023, as amended by that certain Third Amendment to Revenue Interest Financing Agreement, dated July 27, 2023, as amended by that certain Fourth Amendment to Revenue Interest Financing Agreement, dated January 3, 2024, and as further amended by that certain Fifth Amendment to Revenue Interest Financing Agreement, dated September 11, 2024 (as amended, the “Financing Agreement”).

On March 17, 2025 (the “Effective Date”), Liquidia Technologies and HCR entered into a Sixth Amendment to the Financing Agreement (the “Sixth Amendment”) to provide for up to an additional $100 million in financing. Pursuant to the Financing Agreement, HCR has funded an aggregate amount of $100 million prior to the Effective Date. Of the additional funds available under the Financing Agreement following the Sixth Amendment, HCR (x) funded $25.0 million on the Effective Date, (y) will fund $50.0 million after the first commercial sale of YUTREPIA following receipt of final FDA approval for the treatment of pulmonary arterial hypertension and pulmonary hypertension associated with interstitial lung disease, so long as no injunction has been issued prohibiting Liquidia from commercializing YUTREPIA for either or both of PAH and PH-ILD (“First Commercial Sale”), and (z) will fund $25.0 million upon mutual agreement of HCR and Liquidia Technologies if Liquidia Technologies achieves aggregate net sales of YUTREPIA in excess of $100 million at any time on or prior to June 30, 2026.

As consideration for the additional $25.0 million funded on the Effective Date, Liquidia Technologies has agreed to a fixed payment schedule that terminates in 2032. Payments on the last two tranches, when funded, would also follow a fixed payment schedule. As with the previously advanced funds, the aggregate payments to HCR are capped at 175% of the total amounts advanced by HCR, and there is potential for a true-up payment to be made by Liquidia Technologies if HCR’s internal rate of return is less than a minimum rate of return on the date the cap is reached. The minimum rate of return was 18% for the initial $67.5 million that was funded under the Financing Agreement and 16% for the remaining $32.5 million that was funded prior to the Sixth Amendment. With respect to the additional funds available under the Financing Agreement following the Sixth Amendment, the minimum rates of return will be (i) 16% for the $25 million funded on the Effective Date, (ii) 13% for the $50.0 million which may be funded upon the First Commercial Sale of YUTREPIA and (iii) 12% for the $25.0 million which may be funded upon the mutual agreement of Liquidia Technologies and HCR if Liquidia Technologies achieves aggregate net sales of YUTREPIA in excess of $100 million at any time on or prior to June 30, 2026.

A copy of the Sixth Amendment will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2024. The foregoing description of the Sixth Amendment does not purport to be complete and are qualified in their entirety by reference to such exhibits. The provisions of the Sixth Amendment, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Item 8.01 Other Events.

On March 18, 2025, the Company issued a press release announcing the execution of the Sixth Amendment by and between Liquidia Technologies and HCR. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Press Release of Liquidia Corporation, dated March 18, 2025.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 18, 2025	Liquidia Corporation

	By:	/s/ Michael Kaseta
Name: Michael Kaseta
Title: Chief Financial Officer and Chief Operating Officer